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                                                                     Exhibit 8.1

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com

                                ___________,2000


Akamai Technologies, Inc.
500 Technology Square
Cambridge, Massachusetts 02139

InterVU Inc.
6815 Flanders Drive
San Diego, California 92121

       Re: PROPOSED REORGANIZATION INVOLVING AKAMAI TECHNOLOGIES, INC., ALII
           MERGER CORPORATION, AND INTERVU, INC.

Ladies and Gentlemen:

       We have served as special counsel to Akamai Technologies, Inc., a Delaware corporation ("Parent"), in connection with the proposed reorganization of Parent, Alii Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and InterVU Inc., a Delaware corporation ("Company"), pursuant to the Agreement and Plan of Merger, dated as of February 6, 2000 (the "Agreement"), which provides for the merger of Sub with and into Company (the "Merger"). In our capacity as special counsel to Parent, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

       Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of Sub Common Stock issued and outstanding at the Effective Time shall be converted into one share of common stock of the Surviving Corporation. Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity) issued and outstanding at the Effective Time shall be converted into and exchanged for the right to receive
0.5957 of a share of Parent Common Stock (the "Common Exchange Ratio"). In addition, each share of Company Series G Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by



1211 East Morehead Street      3605 Glenwood Avenue, Suite 310     601 Pennsylvania Avenue, N.W.
   P.O. Drawer 34009                 P.O. Drawer 31107              North Building, 11th Floor
Charlotte, NC 28234-4009           Raleigh, NC 27622-1107           Washington, DC 20004-2601
     704-331-6000                      919-420-2200                       202-756-3300
   Fax: 704-334-2014                 Fax: 919-420-2260                  Fax: 202-756-3333



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Akamai Technologies, Inc.
InterVu Inc.
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stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights) issued and outstanding at the Effective Time shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock into which such share of Company Series G
Stock was convertible immediately prior to the Effective Time, multiplied by the
Common Exchange Ratio (the "Series G Exchange Ratio"). Each share of Company
Series H Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights)
issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company
Common Stock into which such share of Company Series H Stock was convertible immediately prior to the Effective Time, multiplied by the Common Exchange Ratio
(the "Series H Exchange Ratio"). At the Effective Time, each option, warrant or other Equity Right to purchase shares of Company Common Stock ("Company Equity
Rights") granted by Company, which are outstanding at the Effective Time, whether or not exercisable, shall be converted in the manner outlined in the
Agreement.
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Akamai Technologies, Inc.
InterVu Inc.
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       Parent and Company have also entered into a Stock Option Agreement, pursuant to which Company is granting to Parent an option to purchase up to
2,993,205 shares of Company Common Stock at a purchase price per Option Share equal to $117.00.

       In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration
Statement on Form S-4 filed by Parent with the Securities and Exchange
Commission under the Securities Act of 1933, on ___________, including the Proxy
Statement/Prospectus constituting part thereof (together the "Registration
Statement"). In rendering the opinions expressed herein, we have assumed with the consent of Parent and Company, that the Agreement, together with its Exhibits, accurately and completely describes the Merger and that the Merger will be consummated in accordance with the actual terms of the Agreement.

       In rendering the opinions expressed herein, we have relied, with the consent of Parent, Company, and Sub, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Parent and Company to us dated as of the date hereof
(together, the "Certificates"), which we have assumed are complete and accurate as of the time that the Merger is consummated.

       Based on the foregoing, we are of the opinion that, under currently applicable federal income tax law:

       (1) The acquisition by Company of substantially all of the assets and the liabilities of Sub solely in exchange for Parent Common Stock will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent, Sub, and Company will each be a "party to the reorganization" within the meaning of section 368(b) of the Code.

       (2) No gain or loss will be recognized by Sub on the transfer of substantially all of its assets to Company and the assumption by Company of the liabilities of Sub.

       (3) No gain or loss will be recognized by either Parent or Company on the acquisition by Company of substantially all of the assets of Sub in exchange for Parent Common Stock and the assumption by Company of the liabilities of Sub.

       (4) No gain or loss will be recognized by the stockholders of Company upon the receipt of Parent Common Stock solely in exchange for their shares of Company

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Akamai Technologies, Inc.
InterVu Inc.
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Stock (except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock).

       (5) The aggregate tax basis of the Parent Common Stock to be received by the stockholders of Company who exchange their shares of Company Capital Stock for Parent Common Stock in the Merger will be the same as the aggregate tax basis of the Company Capital Stock surrendered in exchange therefor, less the basis of any fractional share of Parent Common Stock settled by cash payment.

       (6) The holding period of the Parent Common Stock to be received by the stockholders of Company who exchange their shares of Company Capital Stock solely for Parent Common Stock in the Merger will include the holding period of the Company Stock surrendered in exchange therefor, provided the Company Capital
Stock was held as a capital asset by the stockholders of Company on the date of the exchange.

       (7) The payment of cash to Company stockholders in lieu of fractional share interests of Parent Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Parent. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. A Company stockholder who receives cash in lieu of a fractional share of Parent Common Stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the Company stockholder's tax basis in the Company Common
Stock allocable to the fractional share interest.

        The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Our opinions are based solely on the documents that we have examined, and the factual statements and representations set out in the Certificates, which we have assumed are true on the date hereof, and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we

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Akamai Technologies, Inc.
InterVu Inc.
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addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law.

       These opinions are provided solely for the benefit and use of Parent and Company. No other party or person is entitled to rely on the opinions.

                                             Very truly yours,

                                             ALSTON & BIRD LLP

                                             By:
                                                -----------------------------
                                                  Pinney L. Allen, Partner